Exhibit 99.1
Permian Basin Royalty Trust
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES MAY CASH DISTRIBUTION
     DALLAS, Texas, May 20, 2011 — Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $.136343 per unit, payable on June 14, 2011, to unit holders of record on May 31, 2011. Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.
     This month’s distribution increased from the previous month due primarily to increased production for both oil and gas, an increase in the price of oil and a slight increase in the price of gas. This would primarily reflect production for the month of March. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 54,255 bbls and 234,180 Mcf. The average price for oil was $92.94 per bbl and for gas was $7.39 per Mcf. Capital expenditures were approximately $504,102. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales		Average Price
	Volumes		Oil	Gas
	Oil (bbls)	Gas (Mcf)	(per bbl)	(per Mcf)
Current Month	54,255	234,180	$92.94	$7.39

Prior Month	45,803	201,618	$84.38	$7.38
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free — 1.877.228.5085